UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2008

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328

(Address of principal executive offices, including zip code)

(678) 808-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement;

(a)	On December 20, 2008, Transcend Services, Inc (“Transcend”) entered into a definitive agreement to purchase certain assets of DeVenture Global Partners, Inc. (“DeVenture”), a medical transcription company based in Canton, Ohio. The transaction is expected to close on or about January 1, 2009.

Transcend will purchase the DeVenture assets to capitalize on the potential for the acquired business to grow and leverage Transcend’s fixed overhead costs across a larger revenue base. Under the terms of the asset purchase agreement, Transcend will pay $4,250,000 in cash to acquire substantially all of the net assets of DeVenture, including $3,450,000 payable at closing. None of DeVenture’s debt will be assumed. The purchase price will be funded using cash on hand. In addition, Transcend may pay an earn-out based on revenue realized over the first six months of 2009. Transcend currently expects the transaction to have no impact on its internal earnings per share projections in the first quarter of 2009 and to be slightly accretive to those projections for the remainder of 2009.

Transcend expects to allocate the purchase price between goodwill, customer relationships, covenants not to compete, property and equipment and working capital. All goodwill and intangible asset amortization related to the acquisition of the DeVenture assets is expected to be deductible for income tax purposes. Transcend will include the results of DeVenture operations in its financial statements from the close date forward.

Item 7.01.	Regulation FD Disclosure

A copy of the press release dated December 22, 2008 announcing the acquisition of DeVenture is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are filed with this current report on Form 8-K:

Exhibit No.	Description
2.0	Asset Purchase Agreement by and among Transcend Services, Inc., DeVenture Global Partners, and Michael DeVille dated December 20, 2008.
99.1	Press release of Transcend Services, Inc. dated December 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: December 23, 2008	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)